Joint Filer Information


Name of Joint Filer:
Gadget Acquisition, Inc.


Address of Joint Filer:
c/o GameStop Corp.
625 Westport Parkway
Grapevine, TX  76051


Relationship of Joint Filer to Issuer:
10% Owner


Issuer Name and Ticker or Trading Symbol:
Geeknet, Inc. [GKNT]


Date of Event Requiring Statement:
(Month/Day/Year):
7/17/2015


Designated Filer:
GameStop Corp.